SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
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United Industrial Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED INDUSTRIAL CORPORATION

Notice of Annual Meeting of Shareholders	October 4, 2002

To the Shareholders of
    UNITED INDUSTRIAL CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of United Industrial Corporation will be held at the Park Lane Hotel (Ballroom Suite, 2nd floor) located at 36 Central Park South, New York, New York on the 4th day of October, 2002, at 10:00 A.M., for the following purposes:

1.	To elect two (2) directors to serve until the Annual Meeting of Shareholders in 2005.
2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2002.
3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record on the books of the Company at the close of business on August 26, 2002 will be entitled to notice of, and to vote at, the meeting. The stock transfer books will not be closed. See the “Miscellaneous” section of the accompanying Proxy Statement as to the place where the list of shareholders may be examined.

     Shareholders are cordially invited to attend the meeting in person. Whether or not you plan to be present at the Annual Meeting, please sign, date and return the enclosed Proxy to ensure that your shares are voted. A return envelope which requires no postage if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors

Susan Fein Zawel
Secretary

September __, 2002

PLEASE MAIL YOUR PROXY . . . NOW!

IMPORTANT

WE HOPE THAT YOU CAN ATTEND THIS MEETING IN PERSON, BUT IF YOU CANNOT DO SO PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY.

UNITED INDUSTRIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on October 4, 2002

     This statement is furnished to shareholders of United Industrial Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders of the Company to be held at the Park Lane Hotel (Ballroom Suite, 2nd floor) located at 36 Central Park South, New York, New York on October 4, 2002, at 10:00 A.M. Shareholders of record at the close of business on August 26, 2002 will be entitled to notice of and to vote at such meeting and at all adjournments thereof.

     Shareholders who execute proxies may revoke them at any time before they are voted by either giving written notice of such revocation to the Secretary of the Company or by attending the meeting and voting in person. When a proxy is received, properly executed, prior to the meeting, the shares represented thereby will be voted at the meeting in accordance with the terms thereof.

     The complete mailing address of the Company’s principal executive offices is 570 Lexington Avenue, New York, New York 10022. The approximate date on which this Proxy Statement and the form of Proxy were first sent or given to the shareholders of the Company was September __, 2002. The Annual Report of the Company for the year ended December 31, 2001, including audited financial statements, has been sent to each shareholder.

VOTING RIGHTS

     On August 26, 2002, there were outstanding and entitled to vote 13,064,818 shares of Common Stock. Shareholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date of August 26, 2002. The holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall constitute a quorum.

     At the record date, more than 5% of the Company’s outstanding voting securities was beneficially owned by each of the persons named in the following table, except that the information as to Kennedy Capital Management, Inc., Dimensional Fund Advisors Inc., Elaine Fein and J.P. Morgan Chase & Co. is as of December 31, 2001 and is based upon information furnished to the Company by such entities in Schedules 13G, and the information as to Steel Partners II, L.P. is based upon information furnished by such entity in a Schedule 13D and a Form 4.

	Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership		Percent of Class
Title of Class

Common Stock		Kennedy Capital Management, Inc.	1,509,450	(1)	11.55%
		10829 Olive Boulevard
		St. Louis, Missouri 63141
Common Stock		Steel Partners II, L.P.	1,310,250		10.03%
		150 East 52 Street
		New York, New York 10022
Common Stock		Dimensional Fund Advisors Inc.	1,059,440	(2)	8.11%
		1299 Ocean Avenue, 11th Floor
		Santa Monica, California 90401
Common Stock		Elaine Fein	983,747	(3)	7.53%
		P.O. Box 99
		Scarsdale, New York 10583
Common Stock	.	J.P. Morgan Chase & Co	914,551	(4)	7.00%
		270 Park Avenue
		New York, New York 10017

(1)	Kennedy Capital Management, Inc., a registered investment advisor, has sole voting power as to 1,496,400 shares of Common Stock and sole dispositive power as to 1,509,450 shares.

(2)	Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to have beneficial ownership of 1,059,440 shares of Common Stock. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Company that are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(3)	Includes 912,551 shares of Common Stock owned by The Estate of Bernard Fein, of which Ms. Fein is an executor, and 71,196 shares owned by The Fein Foundation, of which Ms. Fein is a trustee.
(4)	Includes 912,551 shares of Common Stock owned by The Estate of Bernard Fein, of which J.P. Morgan Chase & Co. is an executor.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of August 26, 2002, the number of shares of Common Stock of the Company beneficially owned by each director of the Company, each nominee for director, each executive officer named in the Summary Compensation Table below, and by all directors and executive officers of the Company as a group. Except as otherwise indicated all shares are owned directly.

	Amount and
	Nature of Beneficial		Percent
Name or Group	Ownership(1)(2)		of Class

Richard R. Erkeneff	646,000		4.76%
Harold S. Gelb	35,000		(3)
Paul J. Hoeper	5,000		(3)
Warren G. Lichtenstein	1,320,250	(4)	10.10%
James H. Perry	82,843		(3)
Joseph S. Schneider	30,000		(3)
Robert W. Worthing	80,419	(5)	(3)
Susan Fein Zawel	386,954	(6)	2.95%
All directors and executive officers as a group,
consisting of 8 persons	2,586,466		18.68%

(1)	The information as to securities owned by directors, nominees and executive officers was furnished to the Company by such directors, nominees and executive officers. Includes units in the Company’s 401(k) plan, which consist of shares of Common Stock and cash.

(2)	Includes shares which the following persons have the right to acquire within 60 days through the exercise of stock options: Mr. Erkeneff, 510,000 shares; Mr. Gelb, 30,000 shares; Mr. Hoeper, 5,000 shares; Mr. Lichtenstein, 10,000 shares; Mr. Perry, 77,000 shares; Mr. Schneider, 25,000 shares; Mr. Worthing, 71,000 shares; Ms. Fein Zawel, 55,000 shares; and all directors and executive officers as a group, 783,000 shares.

(3)	Less than 1%.
(4)	All of such shares are owned by Steel Partners II, L.P. (“Steel”) (other than Mr. Lichtenstein’s stock options). Mr. Lichtenstein is the Chairman of the Board, Secretary and Managing Member of the general partner of Steel. Mr. Lichtenstein disclaims beneficial ownership of the shares owned by Steel, except to the extent of his pecuniary interest therein.

(5)	Does not include 500 shares of Common Stock owned by Mr. Worthing’s spouse, as to which he disclaims beneficial ownership.
(6)	Includes 11,440 shares of Common Stock owned by Ms. Fein Zawel’s spouse, 4,772 shares of Common Stock owned by Ms. Fein Zawel jointly with her spouse, and 32,634 shares of Common Stock held in trust for her minor children.

I.  ELECTION OF DIRECTORS

     Two directors are to be elected at the Annual Meeting to hold office until the Annual Meeting in 2005 and until their successors are elected and qualified. The nominees recommended by the Board of Directors of the Company are Richard R. Erkeneff and Paul J. Hoeper, each of whom has consented to be so named in this Proxy Statement and to serve as directors if elected. Should the nominees become unable to serve or otherwise be unavailable for election, it is intended that persons named in the Proxy will vote for the election of such persons as the Board of Directors may recommend in the place of such nominee. The Board of Directors knows of no reason why the nominees might be unable to serve or otherwise be unavailable for election. Each of Mr. Erkeneff and Mr. Hoeper is presently a member of the Board of Directors.

     Directors are elected by a plurality of the shares present in person or represented by proxy at the Annual Meeting. Shareholders have cumulative voting rights with respect to the election of directors. Under cumulative voting, each shareholder is entitled to the same number of votes per share as the number of directors to be elected (or, for purposes of this election, two votes per share). A shareholder may cast all of such votes for a single nominee or distribute them between the nominees, as he or she wishes, either by so marking the ballot at the meeting or by specific voting instructions sent to the Company with a signed Proxy. Unless authority to vote for any one or more of the nominees for director is withheld, it is the intention of the persons named in the accompanying Proxy to cumulatively vote the Proxies in such manner as will elect as directors as many of the persons who have been nominated by the Board of Directors as possible. If you withhold your vote for an individual nominee, all of your cumulative votes will be voted for the other nominee.

     The following table sets forth certain information with respect to the nominees and each director whose term does not expire in 2002. Except as otherwise indicated, each nominee and director has held his or her present principal occupation for the past five years.

	Age (at August 1, 2002)		Became Director
Name		Principal Occupation

NOMINEES FOR ELECTION TO SERVE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2005

Richard R. Erkeneff	66	President of the Company (since October	1995
		1995) and AAI Corporation, a subsidiary of
		the Company (“AAI”) (since November
		1993); Senior Vice President of the
		Aerospace Group at McDonnell Douglas
		Corporation, an aerospace firm (January to
		November 1993); and President (March
		1992 to October 1992) and Executive Vice
		President (1988 to 1992) of McDonnell
		Douglas Electronics Systems Company.

Paul J. Hoeper	56	Business consultant (since February 2001);	August 2002
		Assistant Secretary of the Army for
		Acquisition, Logistics and Technology
		(May 1998 to January 2001); Deputy Under
		Secretary of Defense, International and
		Commercial Programs (May 1996 to
		May 1998); Director of AAI (since
		June 2001); Director of Versar Inc.

	Age (at August 1, 2002)		Became Director
Name		Principal Occupation

INCUMBENT DIRECTORS WHOSE TERM OF OFFICE EXPIRES IN 2003

Harold S. Gelb	82	Chairman of the Board of the Company	1995
		(since November 1995); private investor
		(since 1985); and retired senior partner of
		Ernst & Young LLP, an accounting firm.

Susan Fein Zawel	48	Vice President Corporate Communications	1995
		and Associate General Counsel (since June
		1995), Secretary (since May 1994) and
		Counsel (1992 to 1995) of the Company.

INCUMBENT DIRECTORS WHOSE TERM OF OFFICE EXPIRES IN 2004

Warren G. Lichtenstein	37	Chairman of the Board, Secretary and the	2001
		Managing Member of Steel Partners, L.L.C.
		(“Steel LLC”), the general partner of Steel
		Partners II, L.P. (“Steel”) (since January 1,
		1996); Chairman and a director of Steel Partners,
		Ltd., the general partner of Steel Partners
		Associates, L.P., which was the general partner
		of Steel (1993 to January 1996); acquisition/risk
		arbitrage analyst at Ballantrae Partners, L.P., a
		private investment partnership formed to invest
		in risk arbitrage, special situations and
		undervalued companies (1988 to 1990). Mr.
		Lichtenstein is a director of Tandycrafts, Inc.,
		Gateway Industries, Inc., WebFinancial
		Corporation, Puroflow Incorporated, ECC
		International Corp. and CPX Corp.

Joseph S. Schneider	51	President of JSA Partners, Inc., a	1998
		consulting firm in the aerospace and defense
		industry (since September 1997); Consultant
		with A.T. Kearney, a subsidiary of Electronic
		Data Systems Corporation (September 1995 to
		March 1997); President of EDS/JSA
		International, Inc., a management consulting firm
		(August 1994 to September 1995) and successor
		company to JSA International, Inc. of which he
		was President (1981-1994); Chairman and Co-
		founder of JSA Research, Inc., an independent
		aerospace and defense research firm serving
		institutional investors (since 1993). Mr. Schneider
		is a director of Signal Technology Corporation.

None of the directors or nominees is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, except as set forth above.

     The Company received a letter from Steel Partners II, L.P. (“Steel Partners”) dated March 26, 2002 indicating that it intends to nominate James R. Henderson and Glen Kassan for election as directors of the Company at the Annual Meeting. Steel Partners has recently filed preliminary proxy materials with the Securities and Exchange Commission with respect to the proposed nomination of Mr. Kassan only.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information concerning the annual compensation for services in all capacities to the Company for the fiscal years ended December 31, 2001, 2000 and 1999 of the chief executive officer and each of the other executive officers of the Company whose annual compensation exceeded $100,000.

					Long-Term Compensation Awards

	Annual Compensation

					Securities Underlying Options
				Other Annual Compensation ($)(1)		All Other Compensation ($)(2)
Name and Principal Position	Year	Salary ($)	Bonus ($)

Richard R. Erkeneff	2001	484,000	96,871		—	27,300
President and Chief	2000	440,000	—		—	21,238
Executive Officer of the	1999	440,000	—		100,000	18,432
Company and AAI

James H. Perry	2001	250,120	10,468		10,000	20,157
Vice President, Chief	2000	200,720	—		21,000	14,652
Financial Officer and	1999	168,480	—		24,000	13,014
Treasurer of the Company
and AAI

Robert W. Worthing	2001	265,158	11,097		10,000	27,316
Vice President and General	2000	220,043	—		21,000	20,821
Counsel of the Company	1999	192,483	—		24,000	17,992
and AAI

Susan Fein Zawel	2001	200,000	8,370		5,000	21,066
Vice President Corporate	2000	170,512	—		9,000	15,063
Communications, Secretary	1999	155,952	—		12,000	13,272
and Associate General
Counsel of the Company

(1)	The aggregate amount of other compensation represents perquisites that exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive officer.
(2)	All amounts under this heading represent employer match contributions made to the Company’s 401(k) plan and contributions to the Company’s Retirement Plan.

Options Granted in Last Fiscal Year

     The following table sets forth certain information concerning options granted during 2001 to the named executives.

					Potential Realizable
	Individual Grants				Value at Assumed

					Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year

			Exercise or Base Price ($/Share)

Name				Expiration Date	5% ($)	10% ($)

James H. Perry	21,000	6.58	12.90	February 22, 2011(1)	170,396	431,815

Robert W. Worthing	21,000	6.58	12.90	February 22, 2011(1)	170,396	431,815

Susan Fein Zawel	9,000	2.82	12.90	February 22, 2011(1)	73,027	185,063

(1)	One-third of the options are exercisable upon the first anniversary of the date of grant, which was February 22, 2001, an additional one-third of the options are exercisable upon the second anniversary of the date of grant and the balance of the options are exercisable upon the third anniversary of the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable (E)/ Unexercisable (U)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable (E)/ Unexercisable (U)

	Shares Acquired on Exercise #
		Value Realized ($)
Name

Richard R. Erkeneff	0	0	460,000	(E)	3,420,625	(E)
			50,000	(U)	346,875	(U)
James H. Perry	0	0	56,000	(E)	441,250	(E)
			43,000	(U)	258,350	(U)
Robert W. Worthing	0	0	52,000	(E)	438,000	(E)
			41,000	(U)	242,850	(U)
Susan Fein Zawel	0	0	44,000	(E)	359,500	(E)
			21,000	(U)	131,150	(U)

Employment Agreements and Related Transactions

     Mr. Erkeneff is employed as President and Chief Executive Officer of the Company and AAI pursuant to an employment agreement dated December 8, 1998 and amended as of June 1, 2001 that provides he be paid a salary at the annual rate of $440,000 until June 30, 2001 and $528,000 thereafter and participate in all life insurance, medical, retirement, pension or profit sharing, disability or other employee benefit plans generally made available to other executive officers of the Company or AAI. The employment agreement terminates on December 31, 2002, unless Mr. Erkeneff’s employment is terminated prior thereto by the Company for cause. Pursuant to the employment agreement, Mr. Erkeneff is eligible to receive annual cash bonuses pursuant to the Company’s Performance Sharing Plan (“PSP”), plus a discretionary amount of up to forty percent (40%) of the PSP formula as may be granted by the Company’s Board of Directors, not to exceed three hundred thirty thousand dollars ($330,000) per annum prior to July 1, 2001. On January 4, 1999, in accordance with his employment agreement, Mr. Erkeneff also received an option to acquire 100,000 shares of the Company’s common stock pursuant to the terms of the Company’s 1994 Stock Option Plan, at $9 13 / 16 per share, an exercise price equal to the fair market value of the common stock as of the grant date, terminating on June 30, 2003. Of the total 100,000 shares subject to this option, 50,000 shares may be purchased when the fair market value of Common Stock is, for a period of not less than sixty (60) consecutive days, not less than $16.00; and an additional 50,000 shares may be purchased when the fair market value of Common Stock is, for a period of not less than sixty (60) consecutive days, not less than $18.00. In the event that the Company terminates the employment of Mr. Erkeneff without cause (as such term is defined in the employment agreement) or Mr. Erkeneff terminates his employment for Good Reason (as such term is defined in the employment agreement), Mr. Erkeneff will be entitled to (a) one hundred percent (100%) of his annualized base salary, plus (b) an incentive compensation award equal to 45% of the amount specified in (a) above, payable through the termination date of the employment agreement.

     Mr. Perry is employed by the Company pursuant to an employment agreement that provides he be paid a salary at the annual rate of $200,720, adjusted as of January 1, 2002 to $262,600, and participate in all life insurance, medical, retirement, pension or profit sharing, disability or other employee benefit plans generally made available to other executive officers of the Company. The employment agreement terminates on January 3, 2003, unless Mr. Perry’s employment is terminated prior thereto by the Company for cause. Pursuant to the employment agreement, Mr. Perry is eligible to receive annual discretionary salary increases and cash bonuses as may be granted by the Company’s Board of Directors. In the event that the Company terminates the employment of Mr. Perry without cause (as such term is defined in the employment agreement), or if Mr. Perry terminates his employment for Good Reason (as such term is defined in the employment agreement), during the term of the employment agreement or if it is not renewed or superceded, Mr. Perry will be entitled to (a) 150% of his annualized base salary, plus (b) an incentive compensation award equal to 35% of the amount specified in (a) above, payable over a period of 18 months following cessation of employment. Further, pursuant to an agreement entered into on April 10, 2002, in the event of a change of control of the Company, Mr. Perry will be entitled to receive from the Company on the closing date thereof an amount equal to 50% of his annualized base salary, net of any applicable withholding taxes (unless, prior thereto, either (i) Mr. Perry is terminated by the Company for cause (as defined in the agreement) or (ii) Mr. Perry resigns without good reason (as defined in the agreement)).

     Mr. Worthing is employed by the Company pursuant to an employment agreement that provides he be paid a salary at the annual rate of $220,043, adjusted as of January 1, 2002 to $275,558, and participate in all life insurance, medical, retirement, pension or profit sharing, disability or other employee benefit plans generally made available to other executive officers of the Company. The employment agreement terminates on January 3, 2003 unless Mr. Worthing’s employment is terminated prior thereto by the Company for cause. Pursuant to the employment agreement, Mr. Worthing is eligible to receive annual discretionary salary increases and cash bonuses as may be granted by the Company’s Board of Directors. In the event that the Company terminates the employment of Mr. Worthing without cause (as such term is defined in the employment agreement), or if Mr. Worthing terminates his employment for Good Reason (as such term is defined in the employment agreement), during the term of the employment agreement or if it is not renewed or superceded, Mr. Worthing will be entitled to (a) 150% of his annualized base salary, plus (b) an incentive compensation award equal to 42% of the amount specified in (a) above, payable over a period of 18 months following cessation of employment. Further, pursuant to an agreement entered into on April 10, 2002, in the event of a change of control of the Company, Mr. Worthing will be entitled to receive from the Company on the closing date thereof an amount equal to 50% of his annualized base salary, net of any applicable withholding taxes (unless, prior thereto, either (i) Mr. Worthing is terminated by the Company for cause (as defined in the agreement) or (ii) Mr. Worthing resigns without good reason (as defined in the agreement)).

     Ms. Fein Zawel is employed by the Company pursuant to an employment agreement that provides she be paid a salary at the annual rate of $170,512, adjusted as of January 1, 2001 to $200,000, and participate in all life insurance, medical, retirement, pension or profit sharing, disability or other employee benefit plans generally made available to other executive officers of the Company. The employment agreement terminates on January 3, 2003, unless Ms. Fein Zawel’s employment is terminated prior thereto by the Company for cause. Pursuant to the employment agreement, Ms. Fein Zawel is eligible to receive annual discretionary salary increases and cash bonuses as may be granted by the Company’s Board of Directors. In the event that the Company terminates the employment of Ms. Fein Zawel without cause (as such term is defined in the employment agreement), or if Ms. Fein Zawel terminates her employment for Good Reason (as such term is defined in the employment agreement), during the term of the employment agreement or if it is not renewed or superceded, Ms. Fein Zawel will be entitled to (a) 150% of her annualized base salary, plus (b) an incentive compensation award equal to 34% of the amount specified in (a) above, payable over a period of 18 months following cessation of employment.

     On March 7, 2001, the Company entered into an agreement with Steel Partners II, L.P. (“Steel”), a 10.03% shareholder of the Company, Warren Lichtenstein and James Henderson, pursuant to which the Company agreed that Mr. Lichtenstein would be nominated as a director at the Company’s 2001 Annual Meeting and that Mr. Henderson could attend Board meetings as an observer for a period of three years, provided that Mr. Lichtenstein is a director, Steel has no more than one affiliate or representative on the Board and Steel owns at least 5% of the Company’s outstanding stock.

Retirement Benefits

     All employees of the Company and its subsidiaries are eligible to participate in the UIC Retirement Plan, a cash balance plan (the “Retirement Plan”) upon commencement of employment. In accordance with the Retirement Plan, a participant’s accrued benefit includes the actuarial equivalent of the participant’s accrued benefit under the applicable predecessor defined benefit plan as of December 31, 1994 plus annual allocations based upon a percentage of salary and interest earned on such participant’s account thereafter. The Retirement Plan also has options for early retirement and alternative forms of payment, including lump sum benefits and benefits for surviving spouses. The estimated annual benefit to be provided by the UIC Retirement Plan and payable to Messrs. Erkeneff, Perry and Worthing and Ms. Fein Zawel, commencing at normal retirement age, are $12,403, $18,622, $19,432 and $15,812, respectively.

United Industrial Corporation Health-Care Plan for Retired Directors

     The Company has implemented the United Industrial Corporation Health-Care Plan for Retired Directors (the “Plan”), which was adopted by the Company’s Board of Directors on December 18, 1995. The Board may, in its sole discretion, amend, suspend or terminate the Plan, at any time, with or without prior notice. A director of the Company is eligible to participate in the Plan if he or she: (i) ceases to be a member of the Board; (ii) has served as a member of the Board for 15 full years; (iii) has attained the age of 65; (iv) is eligible for Medicare Part A; and (v) has enrolled in both Medicare Part A and Medicare Part B and any other available supplemental medical or hospitalization coverage by reason of entitlement under any government entitlement, including, without limitation, that provided under Title XVIII of the Social Security Act. A director who participates in the Plan is entitled to coverage under the group medical plan available to the executive officers of the Company on the same terms and conditions as such coverage is available to such executive officers and their spouses and dependents. If a director who participates in the Plan resides outside the service area of the Company’s group medical plan, such director and his or her spouse and dependents will receive medical benefit coverage under a medical plan or health insurance policy which provides benefits that are reasonably comparable to the benefits under the Company’s group medical plan; however, if no such coverage is reasonably available (whether due to geography or the physical condition of the director or his or her spouse or dependents), then the Company will reimburse such director for any reasonable expense that would have been covered under the Company’s group medical plan. Benefits provided under the Plan will be secondary to any benefits under any other hospitalization or major medical plan or arrangement provided to such director under government entitlements or provided to such director (either directly or indirectly through such director’s spouse) by any other personal or employer-provided health-care plan or health insurance policy.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee is responsible for establishing and reviewing the salaries, compensation plans and other remuneration of the officers of the Company. The programs adopted by the Committee link compensation to the Company’s financial performance and to growth in shareholder value.

     Compensation Philosophy: The Company’s compensation program applicable to all of the executive officers is based on three primary elements:

• Base salary compensation

• Annual cash incentive compensation

• Long-term incentive compensation

The Company’s executives receive no other form of compensation other than customary benefits.

     Base Salary Compensation: The base salaries for the executive officers are determined based upon the responsibilities of the position, the experience level of the individual and the competitive conditions within the industry. The Company and the Committee consider the compensation paid to executive employees of other companies in the defense industry and related industries. These companies are broader than the peer group of publicly-traded defense companies used for comparison of five-year cumulative return in this Proxy Statement. When adjusting base salaries for individual executive officers in 2002, the Committee considered the financial performance of the Company in 2001, the performance of the individual executive officer, any changed duties and responsibilities and the base salaries paid to individuals in comparable positions in other companies.

     Annual Incentive Compensation: In fiscal 1996, the Committee approved the Performance Sharing Plan (“PSP”) which provides annual incentive awards to executive officers and other key employees. The PSP provides a bonus pool based on Company and/or subsidiary performance against performance measures set for each respective unit. These measures include, but are not limited to, profit, return on net assets, cash flow and quality improvement. Awards for individuals are based on a combination of business unit and individual performance. Participants are assigned a target award percentage (stated as a percentage of base salary) reflecting his or her level of responsibility.

     Long-Term Incentive Compensation: Both the Company’s management and the Compensation Committee believe that significant stock ownership in the Company links the economic interests of shareholders and management and therefore is a major incentive for management. The Company’s long-term incentive plan is designed to provide the recipient with a proprietary interest in the growth and performance of the Company and the value of its shares.

     The Compensation Committee recommends grants of stock options to executive officers and other key employees under the Company’s 1994 Stock Option Plan. All options are granted at fair market value and generally become exercisable in three equal portions at one, two and three years following the date of grant, with the exception of options granted to Mr. Erkeneff pursuant to his employment agreement.

     The Compensation Committee determines the size of any option grant under the Plan based upon the Committee’s perceived value of the grant to motivate and retain the individual executive, the level of long-term incentive practices within comparable companies and the individual executive’s responsibilities and overall performance. Although the Committee supports and encourages stock ownership in the Company by its executive officers, it has not promulgated any standards regarding levels of ownership by executive officers.

     CEO Compensation: Mr. Erkeneff was elected President and Chief Executive of the Company in January 1996. Pursuant to his employment agreement, his salary was set at $440,000 and amended as of June 1, 2001 to $528,000 effective July 1, 2001. The Compensation Committee believes that this rate of annual salary reflects the prevailing competitive marketplace for similar companies, as confirmed in an opinion provided by an independent outside compensation consultant.

     Mr. Erkeneff was eligible for an annual cash incentive award of up to 50% of his annual base salary. For 2001, the Compensation Committee reviewed the performance of the Company and Mr. Erkeneff relative to financial and strategic goals established for the year, and determined to award him a bonus of $96,871 for 2001 at its meeting in February 2002.

     The Committee believes strongly that stock option awards emphasize the importance of increasing shareholder value. Mr. Erkeneff’s employment agreement provides for an option grant of 100,000 shares, of which 50,000 shares may be purchased when the fair market value of Common Stock is, for a period of not less than sixty (60) consecutive days, not less than $16.00; and the remaining 50,000 shares may be purchased when the fair market value of Common Stock is, for a period of not less than sixty (60) consecutive days, not less than $18.00.

* * *

     Section 162(m) of the Internal Revenue Code of 1986 limits a publicly-held corporation’s deduction for compensation paid to certain executive officers in excess of $1 million per executive per taxable year, unless the compensation qualifies as “performance based” compensation. Stock options currently granted under the 1994 Stock Option Plan (as amended) will not qualify for this exception. As of today, annual cash compensation for any executive officer has been far below the $1 million threshold. The Compensation Committee will address the deductibility at an appropriate time in the future.

COMPENSATION COMMITTEE

HAROLD S. GELB, CHAIRMAN
WARREN G. LICHTENSTEIN
JOSEPH S. SCHNEIDER
E. DONALD SHAPIRO*

_________________
*Mr. Shapiro resigned as a director of the Company on August 21, 2002.

AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed the audited financial statements contained in the 2001 Annual Report on Form 10-K with the Company’s management and the Company’s independent auditors, Ernst & Young LLP. The Company’s management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

     In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. Further, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors the auditors’ independence from the Company and its management.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

E. DONALD SHAPIRO, CHAIRMAN *
HAROLD S. GELB
JOSEPH S. SCHNEIDER

_________________
*Mr. Shapiro resigned as a director of the Company on August 21, 2002.

PERFORMANCE GRAPH

     The graph below compares the total returns which an investor would have earned assuming the investment of $100 on December 31, 1996 in the Common Stock, the Russell 2000 Value Index (“Russell 2000”) and a constructed peer group index. The constructed peer group consists of Cubic Corporation, EDO Corporation, Sparton Corporation, DRS Technologies, Inc. and Engineered Support Systems, Inc. The constructed peer group index has been weighted in accordance with the stock market capitalization of each of the component corporations.

*Cumulative total return assumes reinvestment of dividends.

[Source: Russell/Mellon Analytical Services]

OTHER COMPENSATION

     Directors receive $20,000 per year and $1,000 for each meeting attended, and a fee of $500 for each committee meeting attended. In lieu of such fees, Mr. Gelb, Chairman of the Board, received $10,000 per month, increased to $12,500 per month effective June 1, 2001. Mr. Gelb also receives $10,000 per year for an automobile allowance. In addition, Messrs. Hoeper and Schneider also serve as directors of AAI, for which they receive compensation of $2,000 per meeting.

     All current directors are eligible to participate in the medical plan available to the executive officers of the Company. The Company also has a medical plan for retired directors as described above. Nonemployee directors also participate in the Company’s 1996 Stock Option Plan for Nonemployee Directors (the “1996 Plan”). Pursuant to the 1996 Plan, each Eligible Director (as defined in the 1996 Plan) is granted an option to purchase 15,000 shares of Common Stock upon their initial appointment to the Board of Directors, exercisable at the market price of the Company’s Common Stock on the date of grant. The options granted under the 1996 Plan expire ten years after the date of grant and become exercisable (i) as to one-third of the total number of shares subject to the grant on the date of grant (the “First Vesting Date”), (ii) as to an additional one-third of the total number of shares subject to the grant on the date of the next annual shareholders’ meeting after the First Vesting Date (the “Second Vesting Date”), and (iii) as to the remaining one-third of the total number of shares subject to the grant on the date of the next annual shareholders’ meeting after the Second Vesting Date (the “Final Vesting Date”). On the date of the annual shareholders’ meeting which takes place during the calendar year in which the first anniversary of the Final Vesting Date occurs, each Eligible Director shall automatically be granted an option to purchase 15,000 shares of Common Stock, provided such grantee is an Eligible Director in office immediately following such annual meeting.

ADDITIONAL INFORMATION

     The Board of Directors of the Company had a total of fourteen meetings during 2001.

     Among its standing committees, the Company has an Audit Committee, a Nominating Committee and a Compensation Committee. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board, and as part of its duties it recommends to the Board the engagement and discharge of independent auditors for the Company, analyzes the reports of such auditors, and makes such recommendations to the Board with respect thereto as such committee may deem advisable. The Audit Committee has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence. There were three Audit Committee meetings held in 2001. The members were E. Donald Shapiro, Harold S. Gelb and Joseph S. Schneider, each of whom is “independent” under the listing standards of the New York Stock Exchange. The Board has adopted a written charter for the Audit Committee. Effective August 21, 2002, Paul J. Hoeper, who is also "independent", replaced Mr. Shapiro as a member of the Audit Committee.

     The Nominating Committee acts primarily as a selection committee to recommend candidates for election to the Board of Directors. The committee met once in 2001. The members consist of all of the current directors.

     The Nominating Committee will consider nominees for directors recommended by shareholders. Any shareholder may make such a recommendation by writing to: Secretary, United Industrial Corporation, 570 Lexington Avenue, New York, New York 10022.

     The Compensation Committee makes recommendations to the Board of Directors regarding the compensation structure of the Company as applied to executive personnel. There were three Compensation Committee meetings held in 2001. The members were Harold S. Gelb, Warren G. Lichtenstein, Joseph S. Schneider and E. Donald Shapiro. Effective August 21, 2002, Mr. Hoeper replaced Mr. Shapiro as a member of the Compensation Committee.

There are no family relationships between any nominee, director or executive officer of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and any persons who own more than ten percent of the Company’s Common Stock to file reports of initial ownership of the Company’s Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Form 5’s were required, the Company believes that during 2001 all Section 16(a) filing requirements were complied with.

II. APPOINTMENT OF AUDITORS

     It is proposed that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2002. Ernst & Young LLP have been the independent auditors of the Company since 1962. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Audit Fees

     Ernst & Young LLP billed the Company $541,300 for professional services rendered in connection with the audit of the Company’s annual financial statements for the year ended December 31, 2001 and the reviews of the financial statements included in the Company’s Forms 10-Q for that fiscal year.

Financial Information System Design and Implementation Fees

     Ernst & Young LLP rendered no professional services to the Company during the year ended December 31, 2001 with respect to financial information systems design and implementation.

All Other Fees

     Ernst & Young LLP billed the Company $190,100 for all services rendered to the Company during the year ended December 31, 2001 other than those set forth above, which included $59,400 for audit related services and $130,700 for other services.

     The Board of Directors recommends that the accompanying Proxy be voted in favor of the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2002. A favorable vote of a majority of the shares present at the meeting in person or by proxy is required for approval.

III. MISCELLANEOUS

     The Board of Directors knows of no business to come before the meeting other than as stated in the Notice of Annual Meeting of Shareholders. Should any business other than that set forth in said Notice properly come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote said Proxy in accordance with their judgment on such matters.

     A list of the Company’s shareholders as of the record date for the meeting will be available for examination by any shareholder, for purposes germane to the meeting, during ordinary business hours, for ten days prior to the date of the meeting at the offices of the Company.

     All shares represented by the accompanying Proxy given prior to the meeting will be voted in the manner specified therein. Proxy cards returned without specification will be voted in accordance with the recommendation of the Board of Directors. The shares of shareholders who have properly withheld authority to vote for the nominees proposed by the Board of Directors (including broker non-votes) will not be counted toward achieving a plurality. As to any matters which may come before the meeting other than those specified above, the Proxy holders will be entitled to exercise discretionary authority. The holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum at the Annual Meeting.

     For purposes of this meeting, except for the election of directors, which requires a plurality vote, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting for a particular matter is required for the matter to be deemed an act of the shareholders. With respect to abstentions, the shares are considered present at the meeting for the particular matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. With respect to broker non-votes, the shares are not considered present at the meeting for the particular matter as to which the broker withheld its vote. Consequently, broker non-votes are not counted in respect of the matter, but they do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

PROPOSALS OF SHAREHOLDERS

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     Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must, to be considered for inclusion in the Company’s Proxy Statement and form of Proxy relating to that meeting, be received by the Company within a reasonable time before the Company begins to print and mail its proxy materials. The Company will inform shareholders of such date either in a report filed with the Securities and Exchange Commission on Form 8-K, 10-Q or 10-K and/or a press release. Such proposals should be addressed to Susan Fein Zawel, Secretary, United Industrial Corporation, 570 Lexington Avenue, New York, New York 10022.

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     The Company’s by-laws provide that any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by mail to the Secretary of the Company (i) with respect to an election to be held at an annual meeting of shareholders, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of shareholders (or, if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after such anniversary date, not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made); and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be selected at such meeting. Similar notice provisions apply with respect to any other proposal which a shareholder intends to bring before a meeting of shareholders. A copy of the pertinent by-law provision, which sets forth additional requirements with respect to such notice, is available on request to the Secretary of the Company at the address set forth above.

     If any stockholder wishes to present a proposal to the Company’s 2003 Annual Meeting that is not included in the Company’s proxy statement for that meeting and fails to submit such proposal within a reasonable time before the Company mails its proxy materials, then the persons named as proxies in the Company’s proxy card accompanying the proxy statement for the 2003 Annual Meeting will be allowed to use their discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the Company’s proxy statement for the 2003 Annual Meeting.

PARTICIPANTS IN THE SOLICITATION

     Under applicable regulations of the SEC, members of the Board of Directors and certain officers of the Company may be deemed to be “participants” in the Company’s solicitation of proxies. Certain information regarding each of such participants is set forth on Annex A hereto.

EXPENSES OF SOLICITATION

     In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries) by telephone, telegram, facsimile transmission and the internet or personal interview. The Company will reimburse banks and brokers who hold shares of the Company’s stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares.

     The Company has retained Innisfree M&A Inc. (“Innisfree”) to assist in the solicitation of proxies. Pursuant to the Company’s agreement with Innisfree, they will provide various proxy advisory and solicitation services for the Company at a cost of $75,000 plus reasonable out-of-pocket expenses. It is expected that Innisfree will use approximately 75 persons in such solicitation.

     Although no precise estimate can be made at this time, the Company estimates that if Messrs. Henderson and Kassan solicit proxies, the aggregate amount to be spent by the Company in connection with the solicitation of proxies by the Company will be approximately $500,000, of which approximately $130,000 has been incurred to date. This amount includes the fees payable to Innisfree but excludes (i) the salaries and fees of regular officers, directors and employees of the Company and (ii) the normal expenses of an uncontested election.

The aggregate amount to be spent will vary depending on, among other things, the nature and extent of any litigation relating to the proxy contest.

     United Industrial Corporation will furnish a copy of its Annual Report on Form 10-K for the year ended December 31, 2001, without exhibits, without charge to each person who forwards a written request therefor, including a representation that such person was a beneficial holder of Common Stock of United Industrial Corporation on August 26, 2002, to Susan Fein Zawel, Secretary, United Industrial Corporation, 570 Lexington Avenue, New York, New York 10022. The Company has previous mailed to shareholders its 2001 Annual Report. If you did not receive a copy or would like another copy, please contact Ms. Fein Zawel.

September __, 2002

By Order of the Board of Directors

Susan Fein Zawel
Secretary

ANNEX A

Information Concerning Participants

     The following table sets forth the name and business address of those directors and officers of the Company who may be considered participants in the solicitation of proxies on behalf of the Board of Directors of the Company.

Name	Business Address

Richard R. Erkeneff	AAI Corporation
P.O. Box 126
Hunt Valley, MD 21030

Harold S. Gelb	United Industrial Incorporation
570 Lexington Avenue
New York, NY 10022

Paul J. Hoeper	1219 26th Road South
Arlington, VA 22202

James H. Perry	AAI Corporation
P.O. Box 126
Hunt Valley, MD 21030

Joseph S. Schneider	JSA Partners, Inc.
233 Needham Street
Newton, MA 02164

Robert W. Worthing	AAI Corporation
P.O. Box 126
Hunt Valley, MD 21030

Susan Fein Zawel	United Industrial Corporation
570 Lexington Avenue
New York, NY 10022

     The principal occupation of each director-participant and the name and principal business of each employer thereof are set forth on pages 3 and 4 of this Proxy Statement. The principal occupation of James H. Perry is Vice President, Chief Financial Officer and Treasurer of the Company, and of Robert W. Worthing is Vice President and General Counsel of the Company and AAI. The address of each participant’s principal employer is set forth in the table above.

     The number of shares of Common Stock beneficially owned by each participant as of August 26, 2002 is set forth on page 2 of this Proxy Statement.

     None of the participants has purchased or sold securities of the Company since August 26, 2000 except as follows:

     During the past two years, Messrs. Erkeneff, Perry and Worthing and Ms. Fein Zawel have acquired shares of Common Stock through dividend reinvestment under the United Industrial Corporation, 401(k) Retirement Savings Plan (the “401(k) Plan”). In addition, Mr. Erkeneff and Ms. Fein Zawel have each acquired shares of Common Stock through regular payroll deduction purchases under the 401(k) Plan, and Mr. Erkeneff disposed of 10,092 shares of the Company’s Common Stock within the 401(k) Plan on March 8, 2001. The following table sets forth information with respect to each such stock purchase:

		Number of Shares

Date	Mr. Erkeneff	Mr. Perry	Ms. Fein Zawel	Mr. Worthing

8/26/02		27	19	29
8/6/02			7
7/22/02			10
7/8/02			23
6/24/02			25
6/10/02			23
5/28/02			22
5/13/02			22
4/22/02		22	15	23
4/15/02			22
4/2/02			24
3/19/02			51
3/4/02			28
2/19/02			29
2/4/02			29
1/22/02			34
12/4/01		33	21	34
9/4/01			9
8/31/01		40	25	42
8/21/01			12
8/7/01			11
7/23/01			17
7/10/01			31
6/25/01			33
6/11/01			30
5/31/01		32	19	34
5/31/01			29
5/1/01			36
4/18/01			37
4/3/01			41
3/20/01			63
3/6/01	194		32
3/1/01	71	42	23	44
2/20/01	197		32
2/6/01	209		34
1/23/01	212		35
1/9/01	231
12/27/00			10
12/12/00			5
11/29/00			5
11/28/00	82	52	28	55
11/13/00			5
10/30/00	19
10/17/00			5
10/3/00			5
9/19/00			5
9/6/00			5
8/31/00	78	50	26	53

Except as disclosed in this Proxy Statement, to the knowledge of the Company:

     (i) none of the foregoing persons owns of record any securities of the Company which are not also beneficially owned by them, nor do they beneficially own, directly or indirectly, any securities of any parent or subsidiary of the Company, nor does any associate of any of them own, beneficially, directly or indirectly, any securities of the Company;

     (ii) none of the foregoing persons is or has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

     (iii) none of the foregoing persons nor any associate of such persons has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since January 1, 2001 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party and in which the amount involved exceeds $60,000; and

     (iv) none of the foregoing persons, during the past 10 years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

P
R
O
X
Y

UNITED INDUSTRIAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OCTOBER 4, 2002

The undersigned hereby appoints Harold S. Gelb, Joseph S. Schneider and Susan Fein Zawel or any of them, attorneys and proxies with full power of subsititution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in United Industrial Corporation.

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This proxy, when properly executed, will be voted in the manner directed herein. With respect to the election of directors (Proposal 1), where no vote is specified, or where the box for all nominees is marked, the cumulative votes represented by a proxy will be cast at the discretion of the proxies named herein in order to elect as many nominees as believed possible under the then prevailing circumstances. If you withhold your vote for an individual nominee, all of your cumulative votes will be voted for the other nominee. With respect to Proposal 2, where no vote is specified, this proxy will be voted for such proposal. The individuals named above are authorized to vote in their discretion on any other matters that properly come before the meeting, if no instruction to the contrary is indicated.

(To be signed on the Reverse Side.)

SEE REVERSE SIDE

[x]

Please mark your votes as in this example.

0000

1.	Election of Directors	FOR	WITHHELD	Nominees: Richard R. Erkeneff and Paul J. Hoeper
		[ ]	[ ]
FOR, except vote WITHHELD from the following nominee(s): ___________________________________________

		FOR	AGAINST	ABSTAIN
2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2002.	[ ]	[ ]	[ ]
3.	In their discretion, to act upon such other matters as may properly come before the meeting or any adjournment thereof.	[ ]	[ ]	[ ]

NOTE: Please sign exactly as your name appears hereon. Executors, Administrators, Trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer.

DATE ________________________________________, 2002

SIGNATURE(S) (if held jointly) _________________________

__________________________________________________